Letter Regarding
Restricted Stock Unit Award Under CNX Resources Corporation Equity Incentive Plan ("Plan")
(for CEO, no Deferral Election)

CNX Resources Corporation (the "Company") hereby awards you restricted stock units under the Plan. The terms and conditions of this award are set forth in this letter, the "Terms and Conditions" attachment hereto and the Plan. To the extent the terms and conditions set forth in this letter or the attachment differ in any way from the terms set forth in the Plan, the terms of the Plan shall govern.
Capitalized terms not otherwise defined herein or in the "Terms and Conditions" attachment hereto shall have the meanings ascribed to them in the Plan.

Name of Recipient:	Nicholas DeIuliis
Award Date:	January 30, 2019
Number of Shares Subject to Award:	_________ shares of the Company’s common stock
Vesting Schedule:
Except as otherwise provided in the Terms and Conditions attached to this Letter, three (3) successive equal annual installments upon your completion of each year of continuous employment with the Company and its Affiliates (as such term is defined in the Plan) over the three (3)-year period measured from the Award Date.

Issuance Schedule:
The shares which vest each year under your restricted stock units will be issued to you on the vesting date or if the vesting date is not a business day, on the immediately following business day (or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date), subject to your satisfaction of all applicable income and employment withholding taxes.

You have sixty (60) days following the date of this letter in which to sign and return to the Company the Acknowledgment section below in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions. If you do not do so, your award will become null and void.

ACKNOWLEDGMENT
I hereby acknowledge and accept the terms and conditions of the restricted stock unit award evidenced hereby, including the attached TERMS AND CONDITIONS. I further acknowledge and agree that this letter, the attached terms and conditions and the provisions of the Plan set forth the entire understanding between the Company and me regarding my entitlement to receive the shares of the Company’s common stock regarding such award and supersede all prior oral and written agreements on that subject.

SIGNATURE:     _____________________________

PRINTED NAME: ____________________________
DATED: __________________________________, 20__

_________________________________

TERMS AND CONDITIONS
The restricted stock units under the Company’s Equity Incentive Plan ("Plan") will entitle you to receive shares of the Company’s common stock in a series of installments over your period of continued employment with the Company and its Affiliates. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you, without any cash payment required from you. However, you must pay the applicable income and employment withholding taxes (described below) when due.
The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources or on the Company's intranet site.
Other important features of your award may be summarized as follows:
Acceleration of Vesting Events: All of the shares subject to your award will vest (i.e., will not be subject to forfeiture) upon the occurrence of any of the following events, and (except as otherwise specified below) such vested shares will be delivered to you on such date (or as soon as administratively practical thereafter but in no event later than 15th day of third month following such date):
-    your Separation from Service with the Company and its Affiliates following your attainment of age 50 and completion of 20 or more years of continuous service with the Company and its Affiliates, other than a Separation from Service for Cause (as such term is defined in the Plan);
-    your Separation from Service with the Company and its Affiliates by reason of your death or as part of a reduction in force as specified and implemented by the Company;
-    your Separation from Service with the Company and its Affiliates by action taken by the Company (including any Affiliate) without Cause (as such term is defined in the Plan) and after a decision by the Committee, in its sole and absolute discretion, that such Separation from Service without Cause qualifies for special vesting treatment hereunder; or
-    completion of a Change in Control (as such term is defined in the Plan).
Notwithstanding the foregoing, in no event will any special vesting of your shares occur should your employment with the Company and its Affiliates be terminated for Cause or should you leave the Company’s and its Affiliates’ employ for any reason other than in connection with one of the accelerated vesting events specified above.
Notwithstanding the foregoing or any provision contained herein to the contrary, the delivery of any vested shares shall be delayed until six (6) months after your Separation from Service to the extent required by Section 409A(a)(2)(B)(i) of the Code as provided under the terms of the Plan.
Forfeitability: Should you cease employment with the Company and its Affiliates (including by virtue of an Affiliate ceasing to be an Affiliate of the Company) under circumstances which do not otherwise entitle you to accelerated vesting of the unvested shares subject to your award, then your award will be cancelled with respect to those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.
Should your employment be terminated for "Cause" (as defined in the Plan) or should you breach any of the non-competition or proprietary information covenants set forth in the Covenants section below, then not only will your award be cancelled with respect to any unvested shares at the time subject to your award, but you will also forfeit all of your right, title and interest in and to any shares which have vested under your award and which are held by you at that time. The certificates for any vested shares you hold at the time of such termination or breach must be promptly returned to the Company, and the Company will in addition impose an immediate stop transfer order with respect to those certificates. Accordingly, upon such termination of your employment or breach of any of your non-competition or proprietary information covenants below, you will cease to have any further right or entitlement to receive or retain the shares of common stock subject to your forfeited award. In addition, to the extent you have sold any of your vested shares within the six (6)-month period ending with the date of your termination for Cause or your breach of any covenant set forth in the Covenants section below or at any time thereafter, then you will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds you received upon each such sale, provided such demand is made by the Company within one year after the date of that sale.
Transferability: The shares issued to you following the vesting of your award will be registered under the federal securities laws. Sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies and applicable securities laws.
Prior to your actual receipt of the shares in which you vest under your award, you may not transfer any interest in your award or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.
Holding Requirement: You are required to hold, and not sell, transfer or otherwise dispose of, fifty percent (50%) of the shares issued to you following the vesting of your award (after accounting for the payment of any related taxes in connection with the vesting of the award) until the earlier of (i) ten (10) years from the Award Date; or (ii) your attainment of age sixty-two (62).
Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award are actually issued to you, and you must satisfy your income tax withholding obligation applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.
FICA Taxes:      You will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the shares subject to your award at the time those shares vest, and not at the time they are subsequently issued. No additional FICA taxes will be due when the shares are actually issued. FICA taxes will be based on the closing selling price of the shares on the New York Stock Exchange on the date those shares vest under the award.
Withholding Taxes: You must pay all applicable federal and state income and employment withholding taxes when due. The Company will automatically withhold from the total number of shares deliverable to you upon the applicable vesting date, the number of shares having a Fair Market Value equal to the minimum statutory tax withholding requirements (or as otherwise approved by the Company) as determined in accordance with the Plan. In the event of any remaining tax balance, you will be required to deliver a check for that amount payable to CNX Resources Corporation before the Shares are deposited into your Smith Barney account.
Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award until you become the record holder of those shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.
Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award, then the number of shares at that time subject to your award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:
X = (A x B)/C, where
X    =    the additional number of shares which will become subject             to your award by reason of the cash dividend;
A    =    the number of unissued shares subject to this award as of             the record date for such dividend;
B    =    the per share amount of the cash dividend; and
C    =    the closing selling price per share of the Company’s                 common stock on the New York Stock Exchange on the                 payment date of such dividend.
The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unissued shares of common stock to which they relate under the award.
Other Adjustments: In the event of any stock split, stock dividend, recapitilization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award.
Covenants: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following non-competition and proprietary information covenants:
Non-Competition Covenant.

You hereby acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates and accordingly agree that during the term of your employment and for a period of two (2) years immediately thereafter (the “Restriction Period”):

(a)    You will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including (without limitation) any engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conduct any such competing line of business.

(b)    You will not perform (or otherwise solicit the performance of) services for any customer or client of the Company of any of its Affiliates.

(c)    You will not directly or indirectly induce any employee of the Company or any of its Affiliates to (i) engage in any activity or conduct which is prohibited pursuant to this non-competition covenant or (ii) terminate such individual’s employment with the Company or any of its Affiliates. Moreover, you will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months.

(d)    You will not directly or indirectly assist others in engaging in any of the activities which are prohibited under subparagraphs (a) through (c) above.

Notwithstanding the foregoing, if the Restriction Period set forth herein is shorter in duration following Participant’s termination of employment with the Company and its Affiliates than in any other prior Award Agreement, the Restriction Period set forth herein shall be the Restriction Period for all such prior Award Agreements and related Awards. Similarly, if the Restriction Period is longer in this Agreement than in prior Award Agreements, the Restriction Period set forth in such prior Award Agreements and related Awards shall be amended hereby and have the same applicable Restriction Period following Participant’s termination of employment with the Company and its Affiliates as set forth herein (and the Participant shall be deemed to have consented to such amendment by executing this Agreement).
It is expressly understood and agreed that although you and the Company consider the foregoing restrictions to be reasonable, should a final judicial determination be made by a court of competent jurisdiction that the time or territory or any other restriction contained in this agreement is an unenforceable restriction against you, the provision of this agreement will not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, should any court of competent jurisdiction find that any restriction contained in this agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Proprietary Information Covenant.

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your employment with the Company and its Affiliates disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with the Company and its Affiliates for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with you providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program.. You do not need the prior authorization of the Company to make such reports or disclosures.  You are not required to notify the Company that you have made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of this award, impose conditions on the timing and effectiveness of the issuance of the shares, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto).

Section 409A: This Award is intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Corporate Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company and its Affiliates or to such other address as may be designated in writing by either party.

Award Subject to Plan: This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.

Entire Agreement: Except as otherwise provided in this Agreement, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

Prospectus: An updated prospectus summarizing the principle features of that plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. Attached hereto is a special supplement to such prospectus which provides certain other relevant information concerning your award. Please review both the updated plan prospectus and the supplement carefully so that you fully understand your rights and benefits under your award and the limitations, restrictions and vesting provisions applicable to the award.

Employment at Will: Nothing in the program will provide you with any right to continue in the Company’s and its Affiliates’ employ for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company and its Affiliates to terminate your service at any time for any reason, with or without cause. Your employee status with the Company and its Affiliates will accordingly remain at will.

Clawback: Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Shares delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto.  By accepting this Award, you agree and acknowledge that you are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this Award or amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or other grants.

EXHIBIT I
SUMMARY PLAN DESCRIPTION FOR
EQUITY INCENTIVE PLAN

1